Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 28, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces a 15% Increase in Second Quarter 2021

Common Dividend

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) today announced that its board of directors declared a $0.1875 per share cash dividend on its common stock. This represents a 15% increase from the previous dividend. The dividend is payable on June 30, 2021, to stockholders of record as of June 15, 2021.

Commenting on this week's Board's action, Peter Huntsman, Chairman of the Board, President and CEO, said: "I am pleased our Board of Directors voted to increase our dividend for shareholders. We have done much to strengthen our balance sheet and improve our portfolio of businesses and we are committed to ongoing improvements and initiatives. This increase represents our confidence in the future of our business and our ability to consistently generate strong free cash flow."

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, ability to achieve projected synergies, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.